                                                                Exhibit 10.25(b)








                         SERIES E CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT

                                 by and between

                                LeukoSite, Inc.,

                                the Corporation,

                                       and

                             Warner-Lambert Company,

                                  the Investor

                                 January 3, 1996

             SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT


               THIS SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, dated this 3rd day of January 1996, is entered into by and between LEUKOSITE, INC., a Delaware corporation (the "Corporation"), and WARNER-LAMBERT COMPANY, a Delaware corporation (the "Investor").

               WHEREAS, the Corporation and the Investor are parties to the R&D Agreement (as defined in Section 1 below);

               WHEREAS, the R&D Agreement contemplates that, from time to time and subject to certain conditions precedent set forth in the R&D Agreement, the Corporation shall sell and issue to the Investor, and the Investor shall purchase from the Corporation, shares of the Corporation's capital stock, all upon the terms set forth in the R&D Agreement; and

               WHEREAS, the Corporation and the Investor desire to enter into this Agreement for purposes of implementing the purchase and sale of shares of the Corporation's Series E Convertible Preferred Stock, $.0001 par value per share, and for purposes of implementing certain future issuances of common stock, $.0001 par value per share, of the Corporation, said purchase and sale and said future issuances being contemplated and provided for in the R&D Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows.

               SECTION 1. DEFINITIONS. The following terms as used herein shall have the following meanings:

                             "AGREEMENT" and "THIS AGREEMENT" shall mean this
               Series E Convertible Preferred Stock Purchase Agreement, dated as of January 3, 1996, by and between the Corporation and the Investor.

                             "BY-LAWS" shall mean the By-Laws of the Corporation
               as in effect on the date hereof, a copy of which is attached hereto as Exhibit A.

                             "EXCHANGE ACT" shall mean the Securities Exchange
               Act of 1934, as amended.

                             "PERSON" shall mean an individual, partnership,
               corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

                             "R&D AGREEMENT" shall mean the Research,
               Development and Marketing Agreement between the Corporation and the Investor, dated as of September 30, 1994, as amended from time to time. Attached hereto as Exhibit B is a copy of such Research, Development and Marketing Agreement, as heretofore amended.

                             "RESTATED CERTIFICATE OF INCORPORATION" shall mean
               the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on January 2, 1996, a copy of which is attached hereto as Exhibit C.

                             "SECURITIES" shall mean, collectively, the Series E
               Shares (as defined in Section 2.1 hereof) and the Conversion Shares (as defined in Section 2.2 hereof).

                             "SECURITIES ACT" shall mean the Securities Act of
               1933, as amended.

                             "SERIES A COMMON STOCK" shall mean the Series A
               Common Stock, $.0001 par value per share, of the Corporation.

                             "SERIES A PREFERRED STOCK" shall mean the Series A
               Convertible Preferred Stock, $.0001 par value per share, of the Corporation.

                             "SERIES B PREFERRED STOCK" shall mean the Series B
               Convertible Preferred Stock, $.0001 par value per share, of the Corporation.

                             "SERIES C PREFERRED STOCK" shall mean the Series C
               Convertible Preferred Stock, $.0001 par value per share, of the Corporation.

                             "SERIES D PREFERRED STOCK" shall mean the Series D
               Convertible Preferred Stock, $.0001 par value per share, of the Corporation.

                             "STAGE 2 RESEARCH PLAN" shall have the meaning
               provided therefor in Section 1.4(b) of the R&D Agreement.

                             "STOCKHOLDERS' AGREEMENT" shall mean the
               Stockholders' Agreement, dated November 5, 1993, among the Corporation, those investors listed on Schedule 1 thereto, and the Founders (as defined therein), as amended from time to time.

               SECTION 2.  THE SERIES E CONVERTIBLE PREFERRED STOCK.

               2.1. Series E Convertible Preferred Stock. Prior to the First Closing Date (as defined in Section 3.1 hereof), the Corporation will have duly authorized (i) the issuance and sale to the Investor, at the First Closing (as defined in Section 3.1 hereof), of an aggregate of 625,000 shares (the "Initial Series E Shares") of the Corporation's Series E Convertible Preferred Stock, par value $.0001 per share (the "Series E Preferred Stock"), at a purchase price per share of $4.00, and (ii) the issuance and sale to the Investor, at the Second Closing (as defined in Section 3.2 hereof), of an additional 625,000 shares (the "Additional Series E Shares") of Series E Preferred Stock, at a purchase price per share of $4.00. For purposes of this Agreement, the term "Series E Shares" shall mean the Initial Series E Shares and the Additional Series E Shares, collectively. The Series E Shares shall have the powers, preferences, rights and other terms and conditions applicable to shares of Series E Preferred Stock, as set forth in Article III, Part E, of the Restated Certificate of Incorporation.

               2.2. Conversion Shares. Prior to the First Closing Date, the Corporation will have duly authorized and reserved, and covenants to continue to reserve, free of preemptive rights and other preferential rights, a sufficient number of its authorized but unissued shares of common stock, $.0001 par value per share ("Common Stock"), to satisfy the rights of conversion of the Investor. For purposes of this Agreement, (i) any shares of Common Stock issuable upon conversion of the Initial Series E Shares, and such shares when issued, are sometimes herein referred to as the "Initial Conversion Shares," (ii) any shares of Common Stock issuable upon conversion of the Additional Series E Shares, and such shares when issued, are sometimes herein referred to as the "Additional Conversion Shares", and (iii) the Initial Conversion Shares and the Additional Conversion Shares are sometimes herein referred to, collectively, as the "Conversion Shares."

               SECTION 3.  SALE AND PURCHASE OF STOCK.

               3.1. Sale and Purchase of the Initial Series E Shares. Subject to compliance with all of the terms and conditions hereof and in reliance on the representations, warranties and covenants set forth or referred to herein, the Corporation shall issue and sell to the Investor, and the Investor shall purchase from the Corporation, all of the Initial Series E Shares at a purchase price per share equal to $4.00. The aggregate purchase price for all of the Initial Series E

Shares shall be $2,500,000. The closing of the sale and purchase of the Initial Series E Shares (the "First Closing") will occur on January 3, 1996 at such place and time as may be mutually agreed upon by the Investor and the Corporation. The date of the First Closing is herein called the "First Closing Date". At the First Closing, the Corporation shall, unless otherwise requested, deliver to the Investor a single certificate evidencing the Initial Series E Shares, against payment of the aggregate purchase price therefor by bank or certified check or wire transfer of immediately available funds to such account or accounts as the Corporation shall designate in writing.

               3.2. Sale and Purchase of the Additional Series E Shares. Subject to compliance with all of the terms and conditions hereof and in reliance on the representations, warranties and covenants set forth or referred to herein, the Corporation shall issue and sell to the Investor, and the Investor shall purchase from the Corporation, all of the Additional Series E Shares at a purchase price per share equal to $4.00. The aggregate purchase price for all of the Additional Series E Shares shall be $2,500,000. The closing of the sale and purchase of the Additional Series E Shares (the "Second Closing") will occur on such date as the parties shall mutually agree but in no event later than the date (the "Required Second Closing Date") that the Investor is required to purchase the Additional Series E Shares pursuant to Section 1.4(b) of the R&D Agreement. The date of the Second Closing is herein called the "Second Closing Date". The Second Closing shall be held at such place and time on the Second Closing Date as shall be mutually agreed upon by the Investor and the Corporation. At the Second Closing, the Corporation shall, unless otherwise requested, deliver to the Investor a single certificate evidencing the Additional Series E Shares, against payment of the aggregate purchase price therefor by bank or certified check or wire transfer of immediately available funds to such account or accounts as the Corporation shall designate in writing. The First Closing and the Second Closing are referred to herein, collectively, as the "Closings" and each individually is sometimes referred to herein as a "Closing." If the Second Closing shall not have occurred or been consummated on or prior to the Required Second Closing Date, the provisions of this Section 3.2 shall terminate and be of no further force or effect whatsoever and neither the Corporation nor the Investor shall have any further rights or obligations under this Section 3.2; provided, however, that, if the failure to consummate the Second Closing shall be due to the breach by either the Corporation or the Investor of any covenant or agreement set forth in this Agreement or due to any failure or inaccuracy of any representation or warranty made by the Corporation or the Investor, then, notwithstanding any such termination of this Section 3.2, the breaching party shall be and remain liable to the non-breaching party for such breach, failure or inaccuracy.

               3.3.          Issuance of Common Stock.

               (a) If the Corporation completes an initial public offering of Common Stock for its own account at a public offering price per share of less than $4.00 (subject to adjustment from and after the date hereof upon each stock dividend, stock split, reverse stock split or other similar event), taking into account the fair market value of any warrants or other rights issued as units with the Common Stock sold in any such initial public offering, the Investor will be issued additional Common Stock, promptly after the initial public offering is completed, at no cost to the Investor, in an amount sufficient to make the Investor's average price per share of capital stock of the Company purchased by the Investor pursuant to this Agreement and then owned by the Investor equal to the public offering price per share of the Common Stock issued in such initial public offering.

               (b) The rights of the Investor pursuant to Section 3.3(a) hereof shall be transferable to a subsequent purchaser for value (a "Purchaser") if such Purchaser buys the Series E Shares at a purchase price per share less than $4.00 (subject to adjustment from and after the date hereof upon each stock dividend, stock split, reverse stock split or other similar event). Except to the extent otherwise provided in the first sentence of this Section 3.3(b), the rights of the Investor under Section 3.3(a) hereof shall not be transferable or assignable in any way (including by operation of law) or to any Person (including any purchaser, transferee or pledgee of the Series E Shares). Upon any actual or purported sale, transfer, assignment or gift of the Series E Shares (other than as provided in the first sentence of this Section 3.3(b)) or of any of the Investor's rights thereunder, the provisions of Section 3.3(a) hereof and the Investor's rights thereunder shall immediately terminate and be of no further force or effect.

               3.4 Satisfaction of Purchase Obligations. The purchase and sale of the Initial Series E Shares by the parties hereto at the First Closing will satisfy each party's respective obligations under Section 2 of the First Amendment dated as of July 1, 1995 to the R&D Agreement. The purchase and sale of the Additional Series E Shares by the parties hereto at the Second Closing will satisfy each party's respective obligations under Section 1.4(b) of the R&D Agreement, as amended by Section 1.4(e) of the R&D Agreement, with respect to the purchase and sale of capital stock of the Company.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation hereby represents and warrants to the Investor as follows:

               4.1. Organization, Standing, Power, Qualification. The Corporation is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware with corporate power and authority adequate for (a) the execution and delivery of this Agreement and the performance of its obligations under this Agreement and R&D Agreement and (b) the carrying on of its business as presently conducted by it. The Corporation is duly qualified and in good standing as a foreign corporation in The Commonwealth of Massachusetts and does not own or lease property or engage in any activity in any other jurisdiction which would require its qualification in such jurisdiction and in which the failure to be so qualified would have a material adverse effect on the financial or other business condition of the Corporation.

               4.2.  Capitalization.

               (a) As more fully described in the capitalization table set forth in Schedule 4.2 attached hereto, the authorized capital stock of the Corporation immediately following the First Closing shall consist of:

                             (i)        22,058,656 shares of Common Stock, of
                                        which:

                                        (1) 4,266,757 shall be validly issued
                             and outstanding, fully paid and nonassessable;

                                        (2) 15,743,149 shares shall have been
                             duly reserved for issuance upon conversion of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and of shares of Series A Preferred Stock issuable upon exercise of outstanding warrants issued to Comdisco, Inc. ("Comdisco") and an outstanding stock option granted to William Haseltine; and

                                        (3) 1,923,735 shares (the "Option
                             Shares") shall have been duly reserved for issuance pursuant to outstanding options under the Corporation's 1993 Stock Option Plan, as amended (the "Plan"), and 125,015 shares have been duly reserved for issuance pursuant to options that may be granted in the future under the Plan.

                             (ii) 15,743,149 shares of preferred stock, $.0001
               par value per share, 10,345,000 shares of which shall have been designated as Series A Preferred Stock (with 10,000,000 of such 10,345,000 shares of Series A Preferred Stock to be validly issued and outstanding shares, fully paid and nonassessable), 1,666,667 shares of which shall have been designated as Series B Preferred Stock and shall be validly issued and outstanding and fully paid and nonassessable, 1,000,000 shares of which shall have been designated as Series C Preferred Stock and shall be validly issued and outstanding fully paid and nonassessable, 1,481,482 shares of which shall have been designated as Series D Preferred Stock and shall be validly issued and outstanding and fully paid and nonassessable, and 1,250,000 shares of which shall have been designated as Series E Preferred Stock (with 625,000 of such 1,250,000 shares of Series E Preferred Stock to be validly issued and outstanding shares and, pursuant to the terms of this Agreement, fully paid and nonassessable).

               (b) Except as set forth on Schedule 4.2 hereto, there are no outstanding warrants or options for the purchase from the Corporation of any shares of its capital stock.

               4.3. Governing Documents. The Restated Certificate of Incorporation and By-Laws are true, complete and correct as of the date hereof.

               4.4. Financial Information. Included in Schedule 4.4 attached hereto is the Corporation's unaudited Balance Sheet dated November 30, 1995 and the Corporation's unaudited Statements of Operations, Stockholders' Equity and Cash Flows for the period from January 1, 1995 to November 30, 1995 (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles (except for a lack of footnotes and subject to year-end audit adjustments) and fairly present, in all material respects, the Corporation's financial condition as at, and results of operations for the period ended on, such date. Since November 30, 1995, there has been no material adverse change in the business, operations, assets, prospects or condition (financial or otherwise) of the Corporation.

               4.5. Enforceability of Agreements. The Board of Directors and stockholders of the Corporation have duly taken all action necessary to authorize the execution and delivery of this Agreement and the performance of this Agreement and the R&D Agreement. This Agreement has been duly executed and delivered by the Corporation, and each of this Agreement and the R&D Agreement constitutes the valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except to the extent enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights and by the discretionary nature of equitable remedies.

               4.6. No Violation; No Defaults. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby or under the R&D Agreement, including, without limitation, the issuance and sale of the Series E Shares as provided herein, has constituted or resulted in or will constitute or result in a breach of the provisions of any mortgage, lease, license or other instrument, contract or agreement to which the Corporation is a party or by which it is bound, or the charter or By-Laws of the Corporation or the violation of any judgment, decree, law or governmental or administrative order, rule or regulation.

The Corporation is not in default under any provision of its Restated Certificate of Incorporation or By-Laws, or under any provision of any mortgage, lease, license or other instrument, contract or agreement to which it is a party or by which it is bound or of any law, ordinance, approval, rule or regulation or any terms of any applicable order, judgment or decree of any court, arbitrator or governmental or administrative authority which, singly or in the aggregate, may have a material adverse effect on the business, operations, assets, prospects or condition (financial or otherwise) of the Corporation.

               4.7. Brokers' Fees. There are no brokers', finders', or similar fees due from the Corporation in respect of the transactions contemplated by this Agreement or the R&D Agreement.

               4.8. Absence of Undisclosed Liabilities. Except as disclosed in
Schedule 4.8 hereto, in any of the other Schedules to this Agreement or in the financial statements referred to in Section 4.4 hereof, or except for liabilities or obligations arising in the ordinary course of business or created pursuant to this Agreement or the R&D Agreement, to the best of the Corporation's knowledge, the Corporation has no material liabilities (fixed or contingent, including, without limitation, any liabilities for money borrowed or any tax liabilities due or to become due).

               4.9. Litigation. There is neither pending nor, to the Corporation's knowledge, threatened any action, suit, proceeding or claim, or any basis therefor or threat thereof, to which the Corporation is or may be named as a party or its property is or may be subject or which calls into question any of the transactions contemplated by this Agreement or the R&D Agreement.

               4.10. Consents. No consent, approval or authorization of, or filing with, any governmental authority (other than (i) filings required to be made under applicable federal or state securities laws and (ii) filings required to be made with the United States Food and Drug Administration or other governmental agency in order to obtain the necessary governmental licenses, permits and approvals to manufacture, sell or otherwise commercialize any products under or in connection with the R&D Agreement) is required in connection with the Corporation's valid execution and delivery of this Agreement, the Corporation's valid performance of this Agreement and the R&D Agreement or the consummation of any transaction contemplated under this Agreement or the R&D Agreement.

               4.11. Trademarks, Licenses, Etc. The Corporation has or has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses, trade secrets, permits, authorizations and other rights, as are necessary for the conduct of its business, all of which are in full force and effect, and the Corporation, to the best of its knowledge, is in substantial compliance with the foregoing without any infringement of, adverse claim in respect of or known conflict with the valid rights of others which could affect or impair in a material manner the business or assets or financial condition of the Corporation. Annexed hereto as Schedule 4.11 is a schedule listing all patents, patent applications, licenses, copyrights and similar intellectual property rights of the Corporation. The Corporation has complied with all of its obligations of confidentiality in respect of the claimed trade secrets or proprietary information of others and knows of no violation of such obligations of confidentiality as are owed to the Corporation. To the best of the Corporation's knowledge, no employee, agent or consultant of the Corporation is subject to confidentiality restrictions in favor of any third person the breach of which could subject the Corporation to any material liability.

               4.12. Subsidiaries; Title to Properties; Liens and Encumbrances; Insurance. Except as set forth on Schedule 4.12 hereto, the Corporation has no subsidiary and owns no security issued by or interest in any other corporation, partnership or other organization. The Corporation has valid title to and ownership of all the properties and assets purported to be owned by it, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except such as are described on Schedule
4.12 hereto and those which, singly or in the aggregate, would not have a material adverse effect on the business, operation, assets, prospects or condition (financial or otherwise) of the Corporation. The Corporation maintains insurance of the kinds and in the amounts set forth on Schedule 4.12 hereto.

               4.13.  Environmental Compliance.

                      (a) The Corporation is not in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Corporation.

                      (b) The Corporation has not received notice from any third party, including without limitation any federal, state or local governmental authority, (i) that the Corporation or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
Section 9601(33) and any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Corporation or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any of them is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

               (c) Except as set forth in Schedule 4.13 hereto: (i) no portion of the Corporation's properties has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Corporation, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Corporation; and (iv) in addition, any Hazardous Substances that have been generated on the properties of the Corporation have been transported offsite only by carriers having an identification number issued by the EPA and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Corporation's knowledge, operating in compliance with such permits and applicable Environmental Laws.

               4.14. Contracts. Except as set forth on Schedule 4.14 hereto, the Corporation is not a party to or otherwise bound by any written or oral:

                     (a) agreement requiring the Corporation to make payments in excess of $10,000 per year, which is not terminable on notice without costs or other liability to the Corporation; and

                     (b) agreement for the employment of any officer, employee or other person on a full-time or consulting basis.

               SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor represents and warrants to the Corporation that:

               5.1. Organization, Standing, Power. The Investor is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware with corporate power and authority adequate for (a) the execution and delivery of this Agreement and the performance of its obligations under this Agreement and the R&D Agreement and (b) the carrying on of its business as presently conducted by it. The Investor's principal office is located in New Jersey.

               5.2. Enforceability of Agreements. The Investor has duly taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of this Agreement and the R&D Agreement. This Agreement has been duly executed and delivered by the Investor, and each of this Agreement and the R&D Agreement constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except to the extent enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights and by the discretionary nature of equitable remedies.

               5.3. Consents. No consent, approval or authorization of, or filing with, any governmental authority (other than (i) filings required to be made under applicable federal or state securities laws and (ii) filings required to be made with the United States Food and Drug Administration or other governmental agency in order to obtain the necessary governmental licenses, permits and approvals to manufacture, sell or otherwise commercialize any products under or in connection with the R&D Agreement) is required in connection with the Investor's valid execution and delivery of this Agreement, the Investor's valid performance of this Agreement and the R&D Agreement or the consummation of any transaction contemplated under this Agreement or the R&D Agreement.

               5.4. Investment Representations.

               (a) It is acquiring the Initial Series E Shares and, in the event it should acquire the Additional Series E Shares or Conversion Shares upon conversion of any of the Series E Shares, it will be acquiring such Additional Series E Shares and/or any such Conversion Shares, as the case may be, for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

               (b) It is an "accredited investor" as such term is defined in Rule 501 (a) promulgated under the Securities Act.

               (c) It further understands that the exemptions from registration afforded by Rule 144 and Rule 144A (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 and Rule 144A may afford the basis for sales only in limited amounts.

               (d) It has such knowledge and experience in business and financial matters and with respect to investments in securities of privately-held companies so as to enable it to understand and evaluate the risks of the Investor's investment in the Series E Shares and the Conversion Shares and form an investment decision with respect thereto. It has been afforded the opportunity during the course of negotiating the transactions contemplated by this Agreement to ask questions of, and to secure such information from, the Corporation and its officers and directors as it deems necessary to evaluate the merits of entering into such transactions.

               (e) The Investor has adequate net worth and means of providing for its current needs to sustain a complete loss of its investment in the Corporation.

               (f) Its total assets exceed $5,000,000 and it was not formed for the specific purpose of acquiring the Series E Shares.

               5.5. Brokers. It has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or the R&D Agreement.


               SECTION 6.  CONDITIONS PRECEDENT.

               6.1. Conditions to the Obligation of the Investor to Consummate each Closing. The obligation of the Investor to consummate each Closing and to purchase the Series E Shares to be purchased by the Investor at such Closing is subject to the satisfaction of the following conditions precedent:

               (a) Representations and Warranties. The representations and warranties contained herein of the Corporation shall be true and correct in all material respects on and as of the applicable Closing Date with the same force and effect as though made on and as of such Closing Date, both before and after giving effect to the sale of the Initial Series E Shares or the Additional Series E Shares, as the case may be.

               (b) Compliance with Agreement. The Corporation shall have performed and complied with all of its obligations under this Agreement to be performed or complied with by it prior to or at such Closing.

               (c) Closing Certificate. The Corporation shall have executed and delivered to the Investor at and as of such Closing a certificate, in form and substance satisfactory to the Investor, certifying that the conditions specified in each of Sections 6.1(a) and 6.1(b) hereof have been satisfied.

               (d) Filing of Restated Certificate of Incorporation. The Restated Certificate of Incorporation shall have been duly executed, shall have been filed with and accepted by the Secretary of State of Delaware and shall have become effective on or prior to the First Closing Date.

               (e) Legal Opinion. The Investor shall have received a legal opinion from Bingham, Dana & Gould, counsel for the Corporation, addressed to the Investor and dated the applicable Closing Date, in substantially the form attached hereto as Exhibit D

               (f) Proper Proceedings. All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Investor, and the Investor shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

         6.2. Conditions to the Obligation of the Corporation to Consummate each Closing. The obligation of the Corporation to consummate each Closing and to issue and sell the Series E Shares to be sold by the Corporation at such Closing is subject to the satisfaction of the following conditions precedent:

               (a) Representations and Warranties. The representations and warranties contained herein of the Investor shall be true and correct in all material respects on and as of the applicable Closing Date with the same force and effect as though made on and as of such Closing Date, both before and after giving effect to the sale of the Initial Series E Shares or the Additional Series E Shares, as the case may be.

               (b) Compliance with Agreement. The Investor shall have performed and complied with all of its obligations under this Agreement to be performed or complied with by it prior to or at such Closing.

               (c) Closing Certificate. The Investor shall have executed and delivered to the Corporation at and as of such Closing a certificate, in form and substance satisfactory to the Corporation, certifying that the conditions specified in each of Sections 6.2(a) and 6.2(b) hereof have been satisfied.

               (d) Proper Proceedings. All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Corporation, and the Corporation shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

         6.3. Conditions to the Respective Obligations of the Corporation and the Investor to Consummate the Second Closing. The obligation of the Corporation to consummate the Second Closing and to issue and sell the Additional Series E Shares to the Investor, and the obligation of the Investor to consummate the Second Closing and to purchase the Additional Series E Shares from the Corporation, are subject to the satisfaction of any and all conditions precedent thereto set forth in Section 1.4(b) of the R&D Agreement (it being the understanding of the parties that each party's respective obligation under this Agreement to consummate the Second Closing and the purchase and sale of the Additional Series E Shares is contingent on such party being legally obligated on the Second Closing Date to consummate the purchase or sale, as the case may be, of the Additional Series E Shares pursuant to Section 1.4(b) of the R&D Agreement).

         SECTION 7. REGISTRATION RIGHTS.

         7.1. "Piggyback" Registration. In the event that, at any time or from time to time during the period commencing immediately after the closing of the Corporation's initial public offering of Common Stock and ending on the Registration Rights Termination Date (as defined below), the Corporation proposes to register any of its Common Stock under the Securities Act, whether as a result of an offering of Common Stock for the account of the Company or any selling stockholder (other than pursuant to a registration statement on Form S-4 or Form S-8 or similar or successor forms), the Corporation shall, each such time, give to the Investor written notice of its intent to do so. Upon the written request of the Investor given within 30 days after the giving of any such notice by the Corporation, the Corporation shall use its best efforts to cause to be included in such registration such number of the Conversion Shares as the Investor shall have specified in its notice to the Corporation (the "Requested Conversion Shares"); provided that (i) the Requested Conversion Shares are equal to at least fifty percent (50%) of the total number of Conversion Shares then outstanding, (ii) the Investor agrees to sell the Requested Conversion Shares in the same manner and on the same terms and conditions as the other shares of Common Stock which the Corporation proposes to register, and (iii) if the registration is to include shares of Common Stock to be sold for the account of the Corporation, the proposed managing underwriter does not advise the Corporation that in its opinion the inclusion of the Requested Conversion Shares (without any reduction in the number of shares to be sold for the account of the Corporation) is likely to affect adversely the success of the offering or the price the Corporation would receive for any shares of Common Stock offered by it pursuant thereto, in which case the rights of the Investor shall be as provided in Section 7.2 below. For purposes hereof, the term "Registration Rights Termination Date" shall mean the date upon which the Investor may dispose of shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act.

               7.2. Underwriting Requirements; Reduction of Shares to be Included in a Registration. In connection with any offering involving an underwriting of shares of Common Stock, the Corporation shall not be required under Section 7.1 hereof or otherwise to include any of the Requested Conversion Shares therein unless the Investor accepts and agrees to the terms of the underwriting as agreed upon between the Corporation and the underwriters selected by the Corporation, and then only in such quantity as (without any reduction in the numbers of shares to be sold for the account of the Corporation, if any) will not, in the opinion of the underwriters, jeopardize the success of the offering or the price the Corporation would receive for any shares of Common Stock offered by it, if any, pursuant to the offering. If the total number of shares of Common Stock which all selling stockholders of the Corporation (including, without limitation, the Investor) desire to be included in any offering exceeds the number of shares which the underwriters believe to be compatible with the success of the offering or the price the Corporation would receive for any shares of Common Stock offered by it, if any, pursuant to the offering, the Corporation shall only be required to include in the offering so many of the shares of Common Stock of the selling shareholders (including, without limitation, the Investor) as the underwriters believe will not (without any reduction in the number of shares to be sold for the account of the Corporation, if any) jeopardize the success of the offering or the price the Corporation would receive for any shares of Common Stock offered by it, if any, pursuant to the offering (the selling shareholders' shares so included to be apportioned pro rata among the selling shareholders according to the total number of shares of Common Stock owned by said selling shareholders, or in such other proportions as shall mutually be agreed to by such selling shareholders), provided that no such reduction shall be made with respect to any securities offered for the account of the Corporation.

               7.3. Furnish Information. It shall be a condition precedent to the obligations of the Corporation to take any action pursuant to this Section 7 that the Investor shall furnish to the Corporation such information regarding the Investor and the shares of Common Stock held by the Investor as the Corporation shall reasonably request and as shall be required in order to effect any such registration by the Corporation.

               7.4. Expenses of Registration. All expenses incurred in connection with a registration pursuant to this Section 7 (excluding underwriting commissions and discounts and counsel fees of the Investor or of any other selling shareholders of the Corporation), including without limitation all registration and qualification fees, printing, and fees and disbursements of counsel for the Corporation, shall be borne by the Corporation; provided, however, that the Corporation shall not be required to pay for Blue Sky registration or qualification expenses in connection with states in which the Corporation is not registering or qualifying its original issue shares.

               7.5 Underwriter's Lock-Up. In consideration of the registration rights granted by the Corporation pursuant to this Section 7, the Investor agrees that, at the request of the managing underwriter of any underwritten public offering of Common Stock, the Investor shall not sell, assign, gift, pledge or otherwise transfer, or exercise any registration rights with respect to, any shares of Common Stock at any time during the period of 180 days following the closing of any such underwritten public offering. The foregoing restriction on the Investor's exercise of registration rights during any such 180 day period shall be applicable only to the extent that no other person shall exercise registration rights in respect of equity securities of the Company during such 180 day period.

               SECTION 8.  RESTRICTIONS ON TRANSFER.

               8.1. General Restriction. None of the Securities shall be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of by any Person unless and until such Securities proposed to be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of are so disposed of (A) pursuant to and in conformity with (i) an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act or
(ii) any then available exemption from the registration requirements of the Securities Act, (B) pursuant to and in conformity with any applicable state securities or blue sky laws, and (C) pursuant and in conformity with the provisions of this Section 8 (including, without limitation, this Section 8.1 and Section 8.3 hereof), to the extent applicable. Any transfer or purported transfer in violation of this Section 8, including, without limitation, this
Section 8.1 and Section 8.3 hereof, shall be null and void. The Corporation may make a notation on its records or give instructions to any transfer agents of the Securities in order to implement the restrictions on transfer set forth in this Section 8. The Corporation shall not incur any liability for any delay in recognizing any transfer of Securities if the Corporation reasonably believes that such transfer may have been or would be in violation of the provisions of the Securities Act, applicable blue sky laws or this Agreement.

         8.2.. Legend. Each certificate representing any of the Series E Shares or Conversion Shares shall bear the following legend:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY ARE SO REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND THE VOTING PROVISIONS SET FORTH IN A CERTAIN SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF JANUARY 3, 1996, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF LEUKOSITE, INC."

         8.3. Right of Transfer. Subject to the provisions of Section 8.1 hereof, the Investor may transfer Securities to any Person, provided that any such Person shall, as a condition precedent to such transfer, agree in writing to become bound by all of the terms and provisions of this Section 8 and Section 9 hereof. The foregoing proviso of this Section 8.3 shall not be applicable with respect to Securities that are transferred pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to Rule 144 promulgated under the Securities Act.

         SECTION 9. VOTING AGREEMENT. The Investor hereby agrees that it shall vote all shares of Series E Preferred Stock and any other shares of voting stock of the Corporation owned of record or beneficially (or controlled as to voting rights) by the Investor in favor of any Board member nominations or removals pursuant to, and in accordance with, all of the terms, provisions and conditions of Section 5 of the Stockholders' Agreement to the same extent as if the Investor were a party to the Stockholders' Agreement. Without limiting the generality of any of the provisions of Section 5 of the Stockholders' Agreement, the provisions of this Section 9 shall terminate upon the closing of the Company's initial public offering.

         SECTION 10. FINANCIAL REPORTS. Until such time as the Corporation has a class of its equity securities registered under the Exchange Act and is required to file reports thereunder pursuant to Sections 13 or 15(d) of the Exchange Act, the Corporation shall furnish to the Investor (so long as the Investor is the record owner of any of the Series E Shares) with the financial information described below:

               (a) Within 45 days after the end of each quarterly accounting period, unaudited financial statements for such quarterly accounting period, which shall include an income statement and a statement of cash flow for such quarter and a balance sheet as of the last day thereof.

               (b) Within 90 days after the end of each fiscal year of the Corporation, audited financial statements of the Corporation, which shall include an income statement and a statement of cash flow for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with generally accepted accounting principles consistently applied, and accompanied by the report of such independent certified public accountants as shall have been approved by the Corporation's Board of Directors.

         SECTION 11. INDEMNIFICATION.

         11.1. Indemnification by the Corporation. The Corporation hereby agrees to indemnify, defend and hold the Investor (and its directors, officers, employees, agents and affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel) related to or arising out of, directly or indirectly, any untruth, inaccuracy, failure or breach by the Corporation of any representation or warranty, covenant, obligation or undertaking made by the Corporation in this Agreement.

         11.2. Indemnification by the Investor. The Investor hereby agrees to indemnify, defend and hold the Corporation (and its directors, officers, employees, agents and affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel) related to or arising out of, directly or indirectly, any untruth, inaccuracy, failure or breach by the Investor of any representation or warranty, covenant, obligation or undertaking made by the Investor in this Agreement.

         11.3. Indemnification Procedures. Either party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto obligated to provide indemnification hereunder (the "Indemnifying Party") of any action, suit, proceeding, demand, breach or claim (each, a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Section 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Third Party Claim, and, in the case of such an assumption, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim:

                  (a) the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

                  (b) the Indemnified Party does not give the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

               11.4. Notice and Payment of Claims. In the event of any Claims under Section 11.1 or 11.2 hereof, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Claim. Subject to the Indemnifying Party's right pursuant to Section 11.3 hereof to defend, negotiate, compromise and settle a Third Party Claim, the amount of any Claim shall be paid by the Indemnifying Party forthwith on demand. If the Indemnifying Party fails to pay any such Claim forthwith on demand, the Indemnified Party may (i) proceed directly against the Indemnifying Party to recover the amount of such Claim or (ii) set off the amount of such Claim against amounts owed by the Indemnified Party to the Indemnifying Party. With respect to liquidated Claims, if within thirty days of receiving notice of any such Claim the Indemnifying Party has not contested such Claim in writing, the Indemnifying Party shall be deemed to have accepted the validity of such Claim and the Indemnifying Party's obligation to indemnify the Indemnified Party with respect to such Claim pursuant to this Section 11.

               SECTION 12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth herein shall survive each Closing for a period of two (2) years; provided, however, that the representations and warranties set forth in Section 4.13 hereof shall survive each Closing indefinitely. All covenants contained herein shall survive indefinitely until, by their respective terms, they are no longer operative. Anything disclosed in any Schedule hereto shall be deemed disclosed in all other Schedules hereto.

               SECTION 13. NOTICES. All notices and other communications pursuant to this Agreement shall be in writing, either delivered in hand or sent by first-class mail, postage prepaid, or sent by telex, telecopier, facsimile machine or telegraph, addressed as follows:

                (i)            if to the Corporation, to

                               LeukoSite, Inc.
                               215 First Street
                               Cambridge, MA  02142
                               Telecopier: (617) 278-3399
                               Attention:  Dr. Christopher K. Mirabelli,
                                           President and Chief Executive Officer

                               with a copy to:

                               Bingham, Dana & Gould
                               150 Federal Street
                               Boston, MA  02110-1726
                               Telecopier: (617) 951-8736
                               Attention:  Justin P. Morreale, Esquire

                (ii)           if to the Investor, to:

                               Senior Vice President,
                               Research and Development
                               Parke-Davis Pharmaceutical Research
                               Warner-Lambert Company
                               2800 Plymouth Road
                               Ann Arbor, MI  48105

                               with a copy to:

                               Vice President and General Counsel
                               Warner-Lambert Company
                               201 Tabor Road
                               Morris Plains, NJ  07950

               Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective (i) when delivered in hand to the party to which it was directed, (ii) if sent by telex, telecopier, facsimile machine or telegraph and properly addressed in accordance with the foregoing provisions of this Section 13, when received by the addressee, or (iii) if sent by first-class mail, postage prepaid, and properly addressed in accordance with the foregoing provisions of this Section 13, (A) when received by the addressee, or (B) on the third business day following the day of dispatch thereof, whichever of (A) or (B) shall be the earlier.

               SECTION 14. AMENDMENTS AND WAIVERS. None of the terms or provisions contained in this Agreement may be amended, modified, supplemented, waived or terminated unless the Corporation and the Investor shall execute an instrument in writing agreeing or consenting to such amendment, modification, supplement, waiver or termination.

               SECTION 15. MISCELLANEOUS. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. The invalidity or unenforceability of any term or provision hereof or thereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement is intended to take effect as a sealed instrument and may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state, and shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except to the extent otherwise provided in Section 3.3(b) hereof, this Agreement and the rights and obligations hereunder of either party hereto may not be assigned, transferred or delegated without the prior written consent of the other party hereto.

               IN WITNESS WHEREOF, the parties hereto have executed this Series E Convertible Preferred Stock Purchase Agreement as of the date first above written.

                                    LEUKOSITE, INC.



                                    By:
                                       -----------------------------------
                                           Christopher K. Mirabelli, President

                                    WARNER-LAMBERT COMPANY



                                    By:
                                       -----------------------------------
                                          Name:
                                          Title: